Exhibit 2.1

As Approved on July 19, 2021

As Amended on September 8, 2021

PLAN OF CONVERSION

OF

NORTH SHORE MHC

Table of Contents

Page

1.	INTRODUCTION	1
2.	DEFINITIONS	2
3.	PROCEDURES FOR CONVERSION	8
4.	REGULATORY APPLICATIONS AND APPROVALS	11
5.	SALE OF COMMON STOCK	11
6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	12
7.	RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY	12
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	13
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)	13
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	14
11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)	14
12.	COMMUNITY OFFERING	15
13.	SYNDICATED COMMUNITY OFFERING OR UNDERWRITTEN OFFERING	15
14.	LIMITATIONS ON PURCHASES	16
15.	PAYMENT FOR SUBSCRIPTION SHARES	18
16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	19
17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	20
18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	20
19.	ESTABLISHMENT OF LIQUIDATION ACCOUNTS	21
20.	CONTRIBUTION TO THE FOUNDATION	23
21.	VOTING RIGHTS OF STOCKHOLDERS	24
22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION	24
23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	24
24.	TRANSFER OF DEPOSIT ACCOUNTS	25
25.	REGISTRATION AND MARKETING	25
26.	TAX RULINGS OR OPINIONS	25
27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	25
28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY	26
29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	26
30.	CERTIFICATE OF INCORPORATION AND BYLAWS	27
31.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	27
32.	EXPENSES OF CONVERSION	27
33.	AMENDMENT OR TERMINATION OF PLAN	27
34.	CONDITIONS TO CONVERSION	27
35.	INTERPRETATION	28

-i-

Table of Contents

(continued)

Page

EXHIBITS

Exhibit A	Form of Agreement of Merger between North Shore MHC and NSTS Financial Corporation

Exhibit B	Form of Agreement of Merger between NSTS Financial Corporation and NSTS Bancorp, Inc., a Delaware Corporation

-ii-

PLAN OF CONVERSION OF
NORTH SHORE MHC

1.        INTRODUCTION. This Plan of Conversion (this “Plan”) provides for the conversion of North Shore MHC, a federally-chartered mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization. The Mutual Holding Company currently owns 100% of the common stock of NSTS Financial Corporation, a federally-chartered corporation (the “Mid-Tier Holding Company”), which owns 100% of the common stock of North Shore Trust and Savings (the “Bank”), a federally-chartered capital stock savings association.

As part of the Conversion, the Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity (the “MHC Merger”), to be followed immediately by a merger of the Mid-Tier Holding Company into a new Delaware stock holding company, NSTS Bancorp, Inc. (the “Holding Company”), with the Holding Company as the surviving entity (the “Mid-Tier Merger”). Upon consummation of the Conversion, the MHC Merger and the Mid-Tier Merger, the Mutual Holding Company and the Mid-Tier Holding Company will cease to exist and the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company. A Liquidation Account will be established in the Holding Company for the benefit of Depositors as of specified dates in exchange for their interests in the Mutual Holding Company and the Mid-Tier Holding Company. After consummation of the Mid-Tier Merger, the Holding Company will offer shares of Conversion Stock on a priority basis in the Offering as provided herein. The Subscription Rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Common Stock in the Community Offering, the Syndicated Community Offering or in the Underwritten Public Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Boards of Directors. The Conversion will have no impact on Depositors, borrowers or other customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law. At the discretion of the Boards of Directors, the Conversion may be effected in any other manner approved by the Bank Regulators that is consistent with the purposes of this Plan and applicable laws and regulations.

The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization which will provide the Bank and the Holding Company with additional capital to grow and to respond to changing regulatory and market conditions. The capital raised in the Conversion will provide the Bank and the Holding Company with additional resources to support increased lending, the opening or acquisition of additional offices, and the acquisition of other financial institutions or businesses related to banking, and for other general corporate purposes. The Conversion will also provide the Bank and the Holding Company greater corporate flexibility to effect mergers, acquisitions and other business combinations. The Conversion will also facilitate the payment of dividends to stockholders of the Holding Company although there are no current plans to do so.

In furtherance of the Bank’s commitment to its community, this Plan contemplates that a contribution of stock and/or cash, subject to regulatory limitations, will be made to the Foundation. The further funding of the Foundation is intended to enhance the Bank’s existing community reinvestment activities in a manner that will allow the Bank's local communities to share in the growth and profitability of the Holding Company and the Bank over the long term.

This Plan has been unanimously adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank. This Plan must also be approved by at least a majority of the total number of votes eligible to be cast in person or by valid proxy by Voting Members. In addition, the contribution of Common Stock to the Foundation in connection with the Offering must be approved by at least a majority of the total number of votes eligible to be cast by Voting Members. Each Voting Member, who is a Depositor, will be entitled to cast one vote for each $100, or fraction thereof, of deposits in the Bank on the Voting Record Date. Each Voting Member who was a borrower of the Bank as of July 18, 2005 shall be entitled to one vote for the period of time such borrowing is in existence. No Voting Member may cast more than 1,000 votes at the Special Meeting of Members. The Federal Reserve must approve this Plan and the transactions contemplated hereby before it is presented to Voting Members for their approval. The Boards of Directors determined that this Plan equitably provides for the interests of the Depositors through the granting of Subscription Rights and the establishment of the Liquidation Account and the Bank Liquidation Account. Approval of this Plan by the Voting Members shall constitute their approval of each of the transactions necessary to implement this Plan, including the MHC Merger and the Mid-Tier Merger. The Federal Reserve must approve this Plan before it is presented to the Voting Members for their approval.

2.        DEFINITIONS. For the purposes of this Plan, the following terms have the following meanings:

Acting in Concert – The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Persons living at the same address as indicated on the records of the Bank, whether or not related, will be deemed to be Acting in Concert, unless otherwise determined by the Boards of Directors. A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The determination of whether a group is Acting in Concert shall be made solely by the Boards of Directors or Officers delegated such authority by the Boards, and may be based on any evidence upon which the Boards or such delegates choose to rely including, without limitation, the fact that such Persons have joint accounts at the Bank or that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors, Officers and Employees of the Holding Company, the Bank, the Mid-Tier Holding Company and the Mutual Holding Company shall not be deemed to be Acting in Concert solely as a result of their capacities as such.

Affiliate – Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Application for Conversion – The application for the Conversion, including this Plan and all other requisite materials, which shall be submitted to the Federal Reserve for approval in accordance with Section 3 hereof.

Appraised Value Range – The range of the estimated consolidated pro forma market value of the Holding Company giving effect to the Conversion, which shall also be equal to the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range. The maximum of the Appraised Value Range may be adjusted by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market or financial conditions or demand for the Common Stock.

Associate – The term Associate when used to indicate a relationship with any Person, means (i) any person who is related by blood or marriage to such person and who (A) lives in the same house as such Person, or (B) is a Director or Officer of the Bank, the Holding Company, the Mid-Tier Holding Company or a subsidiary of the Bank, the Holding Company or the Mid-Tier Holding Company, (ii) any corporation or organization (other than the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank or a majority-owned subsidiary of any of such entities) if the person is an officer, director or owner, directly or indirectly, of more than 10% of any class of voting stock of the corporation or organization, (iii) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan and (iv) any partnership in which the person is a general or limited partner.

Bank – North Shore Trust and Savings, Waukegan, Illinois.

Bank Liquidation Account – The account established by the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion.

Bank Regulators – The Federal Reserve, the OCC and other bank regulatory agencies, if any, responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Holding Company and the mergers required to effect the Conversion.

Boards of Directors – The boards of directors of the Bank, the Mid-Tier Holding Company, the Mutual Holding Company and/or the Holding Company as appropriate in the context.

Certificate of Incorporation – The Delaware Certificate of Incorporation of the Holding Company as in effect on the date of the Special Meeting of Members.

Certificate of Merger – The certificate of merger or any similar documents filed with the Secretary of State of Delaware, and any similar certificates or documents filed with the Bank Regulators or public authorities in connection with the consummation of the MHC Merger, the Mid-Tier Merger or the Conversion.

Code – The Internal Revenue Code of 1986, as amended.

Common Stock – The common stock, par value $0.01 per share, of the Holding Company.

Community – Lake County, Illinois.

Community Offering – The offering of Subscription Shares not subscribed for in the Subscription Offering for sale to certain members of the general public directly by the Holding Company. The Community Offering, if any, may occur concurrently with the Subscription Offering or any Syndicated Community Offering or Underwritten Public Offering, or upon conclusion of the Subscription Offering.

Control – (Including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Section 238.31.

Conversion – The conversion of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering.

Conversion Stock – The Subscription Shares and the Foundation Shares.

Deposit Account – Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market and certificate accounts.

Depositor – Any Person holding a Deposit Account in the Bank.

Director – A member of the Board of Directors of the Bank, the Holding Company, the Mid-Tier Holding Company or the Mutual Holding Company, as appropriate in the context.

Eligible Account Holder – Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account and the Bank Liquidation Account.

Eligibility Record Date – The date for determining Eligible Account Holders of the Bank, which is June 30, 2020.

Employee Plans – Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP and 401(k) Plan.

Employees – All Persons who are employed by the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company.

ESOP – The Bank’s Employee Stock Ownership Plan and related trust.

FDIC – The Federal Deposit Insurance Corporation.

Federal Reserve – The Board of Governors of the Federal Reserve System.

Foundation – NSTS Charitable Foundation, (or any new charitable foundation intended to qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended), that will receive Common Stock and/or cash in connection with the Offering.

Foundation Shares – Shares of Common Stock issued to the Foundation in connection with the Conversion.

Holding Company – NSTS Bancorp, Inc., the Delaware corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion, which shall be the successor to the Mid-Tier Holding Company.

Independent Appraiser – The appraiser retained by the Mutual Holding Company, the Mid-Tier Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Holding Company and the Conversion Stock.

Liquidation Account – The account established by the Holding Company as described in Section 19 representing the liquidation interests in the Holding Company that will be issued to Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Mid-Tier Merger in exchange for their interests in the Mid-Tier Holding Company as part of the Conversion.

Member – Any Person who qualifies as a member of the Mutual Holding Company pursuant to its charter.

MHC Merger – The merger of the Mutual Holding Company with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity, which merger shall occur immediately prior to the Mid-Tier Merger, as set forth in this Plan.

Mid-Tier Holding Company – NSTS Financial Corporation, an existing federally- chartered corporation and the sole stockholder of the Bank as of the date of the adoption of this Plan.

Mid-Tier Merger – The merger of the Mid-Tier Holding Company into the Holding Company, with the Holding Company as the resulting entity, which merger shall occur immediately following the MHC Merger, as set forth in this Plan.

Mutual Holding Company – North Shore MHC, a federally-chartered mutual holding company and the sole stockholder of the Mid-Tier Holding Company.

OCC – The Office of the Comptroller of the Currency.

Offering – The offering and issuance, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering and/or Syndicated Community Offering or Underwritten Public Offering, as the case may be.

Offering Range – The range of the number of shares of Common Stock offered for sale in the Offering multiplied by the Purchase Price, which shall be based upon the Appraised Value Range. The maximum and minimum of the Offering Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Offering Range.

Officer – The president, any vice-president (but not an assistant vice-president, second vice-president, or other vice-president having authority similar to an assistant or second vice-president), the secretary, the treasurer, the comptroller, or any other person performing similar functions with respect to any organization whether incorporated or unincorporated. The term Officer also includes the chairman of the Boards of Directors if the chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the chairman in fact participates in such management.

Order Form – Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing, among other things, a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Member – Any Person holding a Deposit Account on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and any borrower from the Bank who qualifies as a Voting Member.

Participant – Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Member.

Parties – The Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank.

Person – An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan – This Plan of Conversion of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus – The one or more documents used in offering the Conversion Stock.

Purchase Price – The price per share at which the Conversion Stock will be sold to Participants and others in the Offering. The Purchase Price will be $10.00 unless otherwise determined by the Board of Directors of the Holding Company, and will be fixed prior to the commencement of the Subscription Offering.

Qualifying Deposit – The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50 or (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

Qualifying Depositor – Any Person holding a Qualifying Deposit in the Bank.

Resident – Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, to be a Resident the principal place of business or headquarters of the corporation or business entity must be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Mutual Holding Company, the Holding Company and the Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Mutual Holding Company, the Holding Company and the Bank. A Person must be a “Resident” for purposes of determining whether such person “resides” in the Community as such term is used in this Plan.

SEC – The United States Securities and Exchange Commission.

Special Meeting of Members – The special meeting of Voting Members held to consider and vote upon this Plan, including any adjournments thereof.

Subscription Offering – The offering of Subscription Shares to Participants.

Subscription Rights – The nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

Subscription Shares – Shares of Common Stock offered for sale in the Offering.

Supplemental Eligible Account Holder – Any Person, other than Directors and Officers of the Mutual Holding Company, the Bank, the Mid-Tier Holding Company and the Holding Company and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

Supplemental Eligibility Record Date – The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding Federal Reserve approval of the Application for Conversion. The Supplemental Eligibility Record Date will only occur if the Federal Reserve has not approved the Conversion within 15 months after the Eligibility Record Date.

Syndicated Community Offering – The offering, at the sole discretion of the Holding Company, of Conversion Stock not subscribed for in the Subscription Offering and the Community Offering, to members of the general public through a syndicate of broker-dealers. The Syndicated Community Offering may occur following or concurrently with the Subscription Offering or any Community Offering or Underwritten Public Offering.

Tax-Qualified Employee Stock Benefit Plan – Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan which is not so qualified.

Underwriter – Any investment banking firm or firms purchasing and distributing the Common Stock in the Underwritten Public Offering.

Underwritten Public Offering – The offering, at the sole discretion of the Holding Company, of Conversion Stock not subscribed for in the Subscription Offering or any Community Offering or Syndicated Community Offering, to members of the general public through one or more Underwriters on a firm commitment basis. An Underwritten Public Offering may occur following or concurrently with the Subscription Offering or any Community Offering or Syndicated Community Offering.

Voting Member – Any Person who at the close of business on the Voting Record Date is entitled to vote at the Special Meeting of Members.

Voting Record Date – The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Members.

3.            PROCEDURES FOR CONVERSION.

A.       After approval of this Plan by the Boards of Directors, this Plan together with all other requisite materials shall be submitted to the Bank Regulators for approval. Notice of the adoption of this Plan by the Boards of Directors will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of this Plan will be made available at each office of the Bank for inspection by Depositors. The Mutual Holding Company will publish a notice of the filing with the Bank Regulators of an Application for Conversion in accordance with the provisions of this Plan as well as notices required in connection with any holding company, merger or other applications required to complete the Conversion.

B.       Promptly following approval by the Bank Regulators, this Plan will be submitted to a vote of the Voting Members at the Special Meeting of Members. The Mutual Holding Company will mail to all Voting Members, at their last known address appearing on the records of the Bank as of the Voting Record Date, a proxy statement describing this Plan. The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares. In addition, all Participants will receive, or will be given the opportunity to request by either telephone or by letter addressed to the Bank’s Secretary, a copy of the Plan as well as a copy of the Certificate of Incorporation and bylaws of the Holding Company. The Plan must be approved by at least a majority of the total votes eligible to be cast by Voting Members at the Special Meeting of Members. Upon such approval of the Plan, the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

C.           The period for the Subscription Offering will be not less than 20 days nor more than 45 days from the date Participants are first mailed a Prospectus and Order Form, unless extended. Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be offered for sale in a Community Offering, a Syndicated Community Offering or an Underwritten Public Offering, or in any other manner permitted by the Bank Regulators. All sales of shares of Common Stock must be completed within 45 days after the last day of the Subscription Offering, unless the offering period is extended by the Holding Company with the approval of the Bank Regulators.

D.           Approval of this Plan by Voting Members also shall constitute approval of each of the actions, transactions and documents necessary to implement this Plan, including the MHC Merger, the Mid-Tier Merger and the Certificate of Incorporation of the Holding Company.

E.           The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Boards of Directors prior to the closing of the Conversion. Each of the steps set forth below shall occur in the order set forth below pursuant to this Plan, the intent of the Boards of Directors, and applicable federal and state regulations and policy.

(1)	The Holding Company will be organized as a first-tier stock subsidiary of the Mid-Tier Holding Company.

(2)

The Mutual Holding Company will merge with the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity pursuant to the Agreement of Merger attached hereto as Exhibit A, whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and Qualifying Depositors will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

(3)

Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company, with the Holding Company as the surviving entity pursuant to the Agreement of Merger attached hereto as Exhibit B, whereby the Bank will become the wholly-owned subsidiary of the Holding Company. As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Qualifying Depositors as part of the MHC Merger will automatically, without further action on the part of the holders thereof, be exchanged for interests in the Liquidation Account.

(4)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale the Holding Company Common Stock in the Offering.

(5)

The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

F.           The effective date of the Conversion (although, for the avoidance of doubt, the steps set forth in Section 3.E.(1) through (3) above shall occur and be effective in the order set for in Section 3.E.(1) through (3) and the effective times of such steps as set forth in all applicable filings with applicable government authorities shall reflect such order) shall be the date upon which the last of the following actions occurs: (i) the filing of Certificates of Merger with the Secretary of State of Delaware and Federal Reserve, as required, with respect to the MHC Merger and the Mid-Tier Merger, or (ii) the closing of the issuance of shares of Conversion Stock in the Offering. The filing of Certificates of Merger relating to the MHC Merger and the Mid-Tier Merger and the closing of the issuance of shares of Conversion Stock in the Offering shall not occur until all requisite approvals of Bank Regulators and Voting Members have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received. It is intended that the closing of the MHC Merger, the Mid-Tier Merger and the sale of Conversion Stock in the Offering shall occur consecutively and substantially simultaneously.

G.           The Holding Company shall register the Conversion Stock with the SEC and any appropriate state securities authorities. In addition, the Holding Company shall prepare a preliminary prospectus as well as other applications and information for filing with the SEC in connection with the offering and sale of the Conversion Stock.

H.           All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and Mutual Holding Company shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer. The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as other fiduciary in the same manner and to the same extent as such rights, franchises, interests and powers were held or enjoyed by the Mutual Holding Company and the Mid-Tier Holding Company. The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Mutual Holding Company immediately prior to the Conversion, including liabilities for all debts, obligations and contracts of the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Mutual Holding Company.

I.         The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current executive offices of the Mid-Tier Holding Company or as otherwise determined by the Board of Directors.

4.        REGULATORY APPLICATIONS AND APPROVALS. The Boards of Directors will take all necessary steps to effectuate the Conversion. The Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank shall make timely applications to the Bank Regulators and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

5.        SALE OF COMMON STOCK. The Holding Company shall file a registration statement with the SEC under the Securities Act of 1933, as amended, to register the Conversion Stock and shall register such Conversion Stock under any applicable state securities laws subject to Section 18 hereof. Upon registration and after the receipt of all required regulatory approvals, Common Stock shall be first offered for sale simultaneously in the Subscription Offering to Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting of Members. The offer and sale of Common Stock prior to the Special Meeting of Members, however, is subject to the approval of this Plan by the requisite vote of the Voting Members. The Common Stock will not be insured by the FDIC. The Bank will not extend credit to any Person to purchase shares of Common Stock.

Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be offered for sale in the Community Offering, subject to the terms and conditions of this Plan. The Community Offering, if any, will involve an offering of unsubscribed shares directly to the general public with a first preference given to those natural persons and trusts of natural persons residing in the Community. The Community Offering, if any, may begin simultaneously with, at any time during, or after the Subscription Offering.

If feasible, any shares of Common Stock remaining unsold after the Subscription Offering and any Community Offering may be offered for sale in a Syndicated Community Offering or an Underwritten Public Offering, or in any manner that will achieve a widespread distribution of the Common Stock. The issuance of Common Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Common Stock is consummated in any Syndicated Community Offering or Underwritten Public Offering, and only if the required minimum number of shares of Common Stock has been issued.

6.        PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES. The Purchase Price for the Conversion Stock shall be a uniform price, except that the price to be paid by or through the Underwriters in connection with an Underwritten Public Offering may be less a negotiated Underwriters’ commission or discount.

The total number of shares of Conversion Stock to be offered in the Conversion will be determined by the Boards of Directors immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range, as determined by the Independent Appraiser, and the Purchase Price. The Offering Range will be equal to the Appraised Value Range. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares.

In the event that the Purchase Price multiplied by the number of shares of Conversion Stock to be issued in the Conversion is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Mutual Holding Company and the Holding Company shall establish, subject to any required regulatory approvals.

Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, prior to the consummation of the Conversion, the Independent Appraiser confirms to the Bank, the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, and the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of shares of Common Stock sold in the Conversion multiplied by the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Purchase Price and/or Appraised Value Range, hold a new Offering after canceling the Offering, or take such other action as the Bank Regulators may permit.

The Common Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.        RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY. The Holding Company may retain up to 50% of the net proceeds of the Offering. The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment, and will support the growth of the Holding Company and the Bank through increased lending, acquisitions of financial service organizations, continued diversification into other related businesses and for other business and investment purposes, including the future payment of dividends and future repurchases of Common Stock as permitted by applicable federal and state regulations and policy.

8.           SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

A.      Each Eligible Account Holder shall have a nontransferable subscription right to subscribe in the Subscription Offering for up to the greater of $300,000.00 of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the purchase limitations specified in Section 14.

B.       In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription Order Form all accounts in which he or she had an ownership interest as of the Eligibility Record Date.

C.       Officers and directors of the Bank, and their Associates, may qualify as Eligible Account Holders. However, subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on increases in deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the Bank Regulators.

9.           SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY). The Employee Plans of the Holding Company and the Bank shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering and contributed to the Foundation, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws, regulations, practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company or the Bank. Alternatively, if permitted by the Bank Regulators, the Employee Plans may purchase all or a portion of such shares in the open market after the completion of the Conversion.

10.         SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

A.       Each Supplemental Eligible Account Holder shall have a nontransferable subscription right to subscribe in the Subscription Offering for up to the greater of $300,000.00 of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders and Employee Plans and subject to the purchase limitations specified in Section 14.

B.       In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription following subscriptions by Eligible Account Holders and Employee Plans, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of such Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.         SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).

A.       Each Other Member shall have a nontransferable subscription right to subscribe in the Subscription Offering for up to the greater of $300,000.00 of Common Stock or 0.10% of the total number of shares of Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, and subject to the purchase limitations specified in Section 14.

B.       In the event that such Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated among Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

12.          COMMUNITY OFFERING. If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be sold in a Community Offering, and the Holding Company may utilize a direct community marketing program which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons (including trusts of natural persons) residing in the Community, and thereafter to cover orders of other members of the general public. In the event orders for Common Stock exceed the number of shares available for sale in a category pursuant to the purchase priorities described in the preceding sentence, shares will be allocated within the category so that each member of that category will receive the lesser of 100 shares or the amount ordered, and thereafter remaining shares will be allocated on an equal number of shares basis per order. In connection with the allocation, orders received for Subscription Shares in the Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. The Holding Company shall use its best efforts consistent with this Plan to distribute Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Community Offering. In the Community Offering, any Person may purchase up to $300,000.00 of Common Stock in the Community Offering, subject to the purchase limitations specified in Section 14.

13.         SYNDICATED COMMUNITY OFFERING OR UNDERWRITTEN OFFERING. The Boards of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or the Community Offering, if any, for sale in a Syndicated Community Offering, subject to such terms, conditions and procedures that will achieve the widest distribution of Common Stock, and subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to $300,000.00 of Common Stock, subject to the purchase limitations specified in Section 14. In addition, unless otherwise approved or permitted by the Federal Reserve, orders received for Subscription Shares in the Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering at any time. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Syndicated Community Offering.

Alternatively, the Boards of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or any Community Offering for sale to or through Underwriters in an Underwritten Public Offering, subject to such terms, conditions and procedures that will achieve the widest distribution of Common Stock, and subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Underwritten Public Offering. In addition, unless otherwise approved or permitted by the Federal Reserve, orders received for Subscription Shares in the Underwritten Public Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. Provided the Subscription Offering has begun, the Holding Company may begin the Underwritten Public Offering at any time. The limitations on purchases of Conversion Stock set forth in Section 14 of this Plan shall not be applicable to sales to Underwriters in the Underwritten Public Offering. Any such Underwriter shall agree to purchase such shares from the Holding Company with a view to reoffering them to the general public at the Purchase Price, subject to the following terms and conditions:

(i)        Any underwriting agreement shall provide that the Underwriters shall agree to purchase all shares of Conversion Stock not sold in the Subscription Offering, any Community Offering or any Syndicated Community Offering; and

(ii)       The aggregate price paid to the Holding Company by or through one or more Underwriters for the Conversion Stock shall be the number of shares sold multiplied by the Purchase Price, less the amount of an underwriting discount as negotiated between the Bank, the Holding Company and the Underwriters and approved by the Financial Industry Regulatory Authority.

If for any reason a Syndicated Community Offering or Underwritten Public Offering of shares of Common Stock not sold in the Subscription Offering or any Community Offering cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering, Community Offering, or any Syndicated Community Offering or Underwritten Public Offering, the Holding Company will use its best efforts to make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

14.         LIMITATIONS ON PURCHASES. The following limitations shall apply to all purchases and issuances of shares of Conversion Stock:

A.       The maximum purchase of Common Stock in the subscription offering by a person or group of persons through a single deposit account is $300,000.00. The maximum number of shares of Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant, together with any Associate or group of Persons Acting in Concert, shall not exceed $400,000.00 of Common Stock, except that the Employee Plans may subscribe for up to 10% of the Common Stock issued in the Offering and contributed to the Foundation.

B.       The maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate shall not exceed 31% of the shares of Common Stock issued in the Offering and contributed to the Foundation.

C.       A minimum of 25 shares of Common Stock must be purchased by each Person or Participant purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the Purchase Price exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

D.      If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

Depending upon market or financial conditions, the Boards of Directors, with the receipt of any required approvals of the Bank Regulators and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Offering except as provided below. If the Holding Company increases the maximum purchase limitations, the Holding Company is only required to resolicit Participants who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Holding Company, resolicit certain other large purchasers. In the event of such a resolicitation, the Holding Company shall have the right, in its sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Common Stock. In the event that the maximum purchase limitation is increased to 5% of the shares issued in the Offering, such limitation may be further increased to 9.99%, subject to Federal Reserve approval, and provided that orders for Common Stock exceeding 5% of the shares of Common Stock issued in the Offering shall not exceed in the aggregate 10% of the total shares of Common Stock issued in the Offering. Decisions on whether to fulfill requests to purchase additional shares of the Common Stock in the event that the purchase limitation is so increased will be made by the Board of Directors of the Holding Company in its sole discretion.

In the event of an increase in the total number of shares offered in the Offering due to an increase in the maximum of the Offering Range of up to 15% (the “Adjusted Maximum”), the additional shares may be used to fill orders of the Employee Plans before all other orders, and then will be allocated in accordance with the priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and Employees of the Bank, the Mutual Holding Company, the Mid-Tier Holding Company and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plans for purposes of determining compliance with the limitations set forth in paragraphs A and B of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.      PAYMENT FOR SUBSCRIPTION SHARES. All payments for Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for shares of Common Stock subscribed for by such plans at the Purchase Price upon consummation of the Conversion. Subscription funds will be held in a segregated account at the Bank.

Except as set forth in Section 14 above, payment for Common Stock subscribed for shall be made by personal check, money order or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Purchase Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the Bank’s savings rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received by check, draft or money order will be paid by the Bank at not less than the Bank’s savings rate. Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them, with interest. In the case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

16.       MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS. As soon as practicable after the registration statement prepared by the Holding Company has been declared effective by the SEC and the Application for Conversion has been approved by the Bank Regulators, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered. Each Order Form will be preceded or accompanied by a Prospectus describing the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank, the Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A.       A specified date by which all Order Forms must be received by the Holding Company or its agent, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are first mailed to Participants by the Holding Company, and which date will constitute the expiration of the Subscription Offering unless extended;

B.       The Purchase Price for shares of Common Stock to be sold in the Offering;

C.       A description of the minimum and maximum number of Subscription Shares which may be subscribed for pursuant to the exercise of subscription rights, or otherwise purchased in the Subscription and Community Offering;

D.       Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such Person elects to subscribe and the available alternative methods of payment therefor;

E.        An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

F.        A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company or its agent within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate Purchase Price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account(s) at the Bank); and

G.       A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

17.      UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT. In the event Order Forms (i) are not delivered or are not timely delivered by the United States Postal Service, (ii) are not received by the Holding Company or are received by the Holding Company or its agent after the expiration date specified thereon, (iii) are completed or executed defectively, (iv) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (v) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation by the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

18.      RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES. The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides (i) in a foreign country or (ii) in a state or other jurisdiction of the United States with respect to which any of the following apply: (a) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside; (b) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.      ESTABLISHMENT OF LIQUIDATION ACCOUNTS. A Liquidation Account shall be established by the Holding Company at the time of the Mid-Tier Merger in an amount equal to the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company Common Stock). Following the closing of the Mid-Tier Merger, the Liquidation Account will be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his or her Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance in relation to his or her Deposit Account balance on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided. The Holding Company also shall cause the Bank to establish and maintain the Bank Liquidation Account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank.

In the unlikely event of a complete liquidation of either (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors (including those to Depositors to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account in the amount of the then adjusted subaccount balance for such Eligible Account Holder’s or Supplemental Eligible Account Holder’s Deposit Account, before any liquidation distribution may be made to any holders of the Holding Company’s capital stock. A merger, consolidation or similar combination with another depository institution or holding company thereof, in which the Holding Company and/or the Bank is not the surviving entity, shall not be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving holding company or institution.

In the unlikely event of a complete liquidation of either (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors of the Bank (including those to Depositors to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund its obligations under the Liquidation Account, the Bank, with respect to the Bank Liquidation Account, shall immediately pay directly to each Eligible Account Holder and Supplemental Eligible Account Holder an amount necessary to fund the Holding Company’s remaining obligations under the Liquidation Account before any liquidating distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors. Each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a distribution from the Bank Liquidation Account, in the amount of the then adjusted subaccount balance for his or her Deposit Account then held before any distribution may be made to any holders of the Holding Company’s or Bank’s capital stock.

In the event of a complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be treated as surrendering such Person’s rights to the Liquidation Account and receiving an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Liquidation Account (except that the Holding Company shall cease to exist).

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Eligible Account Holder or Supplemental Eligible Account Holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any fiscal year end closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. A time account shall be deemed closed upon its maturity date regardless of any renewal thereof.

The creation and maintenance of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any capital of the Holding Company or the Bank, except that neither the Holding Company or the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below: (i) the amount required for the Liquidation Account or the Bank Liquidation Account, as applicable; or (ii) any regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank. Neither the Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account or the Bank Liquidation Account, respectively. Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Bank based on their interests in the Liquidation Account or the Bank Liquidation Account.

The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account, and the Bank Liquidation Account shall be reduced by the same amount and upon the same terms as any reduction in the Liquidation Account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder's subaccount balance in the Liquidation Account.

For the three-year period following the completion of the Conversion, the Holding Company will not without prior Federal Reserve approval (i) sell or liquidate the Holding Company, or (ii) cause the Bank to be sold or liquidated. Upon the written request of the Federal Reserve the Holding Company shall, or upon the prior written approval of the Federal Reserve the Holding Company may, at any time after two years from the completion of the Conversion, transfer the Liquidation Account to the Bank, at which time the Liquidation Account shall be assumed by the Bank and the interests of Eligible Account Holders and Supplemental Eligible Account Holders will be solely and exclusively established in the Bank Liquidation Account. In the event such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the Bank Liquidation Account and shall not be subject in any manner or amount to the claims of the Holding Company’s creditors. Approval of this Plan by the Voting Members and Stockholders shall constitute approval of the transactions described herein.

20.      CONTRIBUTION TO THE FOUNDATION. As part of the Offering, the Holding Company and the Bank intend to donate shares of Common Stock and cash to the Foundation, in such amounts, subject to regulatory limits, as shall be approved by the Board of Directors. This contribution to the Foundation is intended to enhance the Bank’s existing community reinvestment activities and to share with the communities in which the Bank conducts its business a part of the Bank’s financial success as a community minded, financial services institution. The contribution of Common Stock to the Foundation accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long term.

The Foundation is dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local Community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Foundation Shares.

For a period of five years following the Conversion, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation will be an independent director who is unaffiliated with the Holding Company and the Bank who is from the Bank’s local Community and who has experience with local Community charitable organizations and grant making, and (ii) at least one director shall be a person who is also a member of the Board of Directors of the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

The contribution to the Foundation as part of the Conversion must be approved by a majority of the total number of votes eligible to be cast by Voting Members. The decision to proceed with the formation and/or grant of Common Stock and/or cash to the Foundation will be at the sole discretion of the Boards of Directors. If the contribution to Foundation is not approved by Voting Members, the Common Stock that would have been contributed to the Foundation as part of the Conversion will be retained by the Holding Company.

21.        VOTING RIGHTS OF STOCKHOLDERS. Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

22.         RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION.

A.         All Subscription Shares purchased by Directors or Officers of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the Bank Regulators, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B.           The restriction on disposition of Subscription Shares set forth in paragraph A of this Section shall not apply to the following:

(1)

Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate state and federal regulatory agencies; and

(2)	Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

C.           With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

(1)	Each certificate representing shares restricted by this section shall bear a legend giving notice of the restriction;

(2)

Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(3)

Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

23.      REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION. For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Bank Regulators, any outstanding shares of Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his or her investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

24.     TRANSFER OF DEPOSIT ACCOUNTS. Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights) applicable to such Deposit Account in the Bank immediately prior to completion of the Conversion.

25.      REGISTRATION AND MARKETING. The Holding Company will register the Common Stock issued in the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement to maintain the registration of such securities for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for its Common Stock and to list those securities on a national or regional securities exchange.

26.      TAX RULINGS OR OPINIONS. Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank of either a ruling, an opinion of counsel or a letter of advice from their tax advisor regarding the federal and state income tax consequences of the Conversion to the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank and the Account Holders and Voting Members receiving subscription rights in the Conversion.

27.      STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS.

A.       The Holding Company and the Bank are authorized to adopt additional Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including, without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B.       The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock award plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to applicable regulations. The Holding Company and the Bank intend to implement a stock option plan and a restricted stock award plan no earlier than six months after completion of the Conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the Conversion, the stock option plan will reserve a number of shares equal to up to 10% of the shares sold in the Offering and the stock award plan will reserve a number of shares equal to up to 4% of the shares sold in the Offering for awards to Employees and Directors at no cost to the recipients (unless the Bank’s tangible capital is less than 10% upon completion of the Offering in which case the stock award plan will reserve a number of shares equal to up to 3% of the shares sold in the Offering). Non-Tax-Qualified Employee Stock Benefit Plans implemented more than one year following the completion of the Conversion are not subject to the restrictions set forth in the preceding sentence. Shares for such plans may be issued from authorized but unissued shares, treasury shares or repurchased shares.

28.      RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY.

A.	(1)

The charter of the Bank may contain a provision stipulating that no person, except the Holding Company, for a period of five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security of the Bank, without the prior written approval of the Federal Reserve. In addition, such charter may provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote.

(2)

For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Bank or the Holding Company without the prior written approval of the Federal Reserve. Nothing in this Plan shall prohibit the Holding Company from taking actions permitted under 12 C.F.R. 239.63(f).

B.         The Certificate of Incorporation of the Holding Company contains a provision stipulating that in no event shall any record owner of any outstanding shares of Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%.

29.      PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK.

A.         The Holding Company shall comply with applicable regulations in the repurchase of any shares of its capital stock following consummation of the Conversion. The Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below the amount then required for the Liquidation Account.

B.       The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below its applicable regulatory capital requirements or the Bank Liquidation Account.

30.      CERTIFICATE OF INCORPORATION AND BYLAWS. By voting to approve this Plan, Voting Members will be voting to adopt the Certificate of Incorporation and bylaws of the Holding Company.

31.      CONSUMMATION OF CONVERSION AND EFFECTIVE DATE. The effective date of the Conversion shall be the date upon which the Certificates of Merger with respect to the MHC Merger and the Mid-Tier Merger are filed with the Secretary of State of Delaware and the Federal Reserve, as required. The Certificates of Merger shall be filed after all requisite regulatory, depositor and stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing of the issuance and sale of all shares of Conversion Stock in the Offering shall occur simultaneously on the effective date of the Conversion.

32.      EXPENSES OF CONVERSION. The Parties may retain and pay for the services of legal, financial and other advisors, including one or more Underwriters or securities brokers and an independent appraisal firm, to assist in connection with any or all aspects of the Conversion, the Offering and the contribution to the Foundation, and such parties shall use their best efforts to assure that such expenses are reasonable.

33.      AMENDMENT OR TERMINATION OF PLAN. If deemed necessary or desirable, this Plan may be substantively amended by the Boards of Directors as a result of comments from the Bank Regulators or otherwise at any time by the Boards of Directors prior to the Special Meeting of Members to vote on this Plan, and at any time thereafter by the Boards of Directors with the concurrence of the Bank Regulators. Any amendment to this Plan made after approval by Voting Members with the approval of the Bank Regulators shall not require further approval by Voting Members unless otherwise required by the Bank Regulators. The Boards of Directors may terminate this Plan at any time prior to the Special Meeting of Members, and at any time thereafter with the concurrence or approval of the Bank Regulators. This Plan will terminate if the Conversion and Stock Offering are not completed within 24 months from the date upon which the Plan is approved by Voting Members.

By adoption of this Plan, Voting Members authorize the Boards of Directors to amend or terminate this Plan under the circumstances set forth in this Section.

34.      CONDITIONS TO CONVERSION. Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A.       Prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 26 hereof;

B.       The issuance of the Subscription Shares offered in the Conversion; and

C.       The completion of the Conversion within the time period specified in Section 3 of this Plan.

35.      INTERPRETATION. All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Boards of Directors shall be final, subject to the authority of the Bank Regulators.

EXHIBIT A

FORM OF AGREEMENT OF MERGER BETWEEN
NORTH SHORE MHC AND
NSTS FINANCIAL CORPORATION

AGREEMENT OF MERGER BETWEEN
NORTH SHORE MHC AND
NSTS FINANCIAL CORPORATION

THIS AGREEMENT OF MERGER (the “MHC Merger Agreement”) dated as of___________, is made by and between North Shore MHC, a federally-chartered mutual holding company (the “Mutual Holding Company”), and NSTS Financial Corporation, a federally-chartered corporation (the “Mid-Tier Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion (the “Plan”), unless otherwise defined herein.

This Agreement is intended to be, and is adopted as, a plan of reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

R E C I T A L S:

A.           The Mutual Holding Company is a federally-chartered mutual holding company that owns 100% of the common stock of the Mid-Tier Holding Company.

B.           The Mid-Tier Holding Company is a federally-chartered corporation that owns 100% of the common stock of the Bank.

C.          At least two-thirds of the members of the boards of directors of the Mutual Holding Company and the Mid-Tier Holding Company have approved this MHC Merger Agreement whereby the Mutual Holding Company shall merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving or resulting corporation (the “MHC Merger”), and have authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.            Merger. At and on the Effective Date of the MHC Merger, the Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (“Resulting Corporation”) whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled without any consideration being paid therefor and Qualifying Depositors of the Bank will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company. Such liquidation interests in the Mid-Tier Holding Company shall represent interests in a liquidation account established by the Mid-Tier Holding Company at the time of the MHC Merger in an amount equal to the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company Common Stock). Such liquidation account shall be established and maintained consistent with the description of the Liquidation Account set forth in Section 19 of the Plan, mutatis mutandis.

2.            Effective Date. The MHC Merger shall not be effective until and unless the Plan is approved by the Federal Reserve and by at least a majority of the votes eligible to be cast by Voting Members. The MHC Merger will be effective upon the filing of Certificates of Merger with applicable authorities with respect to the MHC Merger or upon such later date and time as specified in such Certificates of Merger (the “Effective Date”). Approval of the Plan by the Voting Members shall constitute approval of the MHC Merger Agreement by the Voting Members.

3.            Name. The name of the Resulting Corporation shall be NSTS Financial Corporation.

4.            Offices. The main office of the Resulting Corporation shall be 700 South Lewis Avenue, Waukegan Illinois.

5.           Directors and Officers. The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

6.           Rights and Duties of the Resulting Corporation. At the Effective Date, the Mutual Holding Company shall be merged with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a federally-chartered corporation as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mutual Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the MHC Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, interests and powers were held or enjoyed by the Mutual Holding Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mutual Holding Company and the Mid-Tier Holding Company immediately prior to the MHC Merger, including liabilities for all debts, obligations and contracts of the Mutual Holding Company and the Mid-Tier Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mutual Holding Company and the Mid-Tier Holding Company. All rights of creditors and other obligees and all liens on property of the Mutual Holding Company and the Mid-Tier Holding Company shall be preserved and shall not be released or impaired.

7.        Rights of Stockholders. At the Effective Date, the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled without any consideration being paid therefor and Qualifying Depositors of the Bank will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.

8.            Other Terms.  The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this MHC Merger Agreement and the Conversion.

IN WITNESS WHEREOF, the Mutual Holding Company and the Mid-Tier Holding Company have caused this MHC Merger Agreement to be executed as of the date first above written.

ATTEST:	North Shore MHC

By:
Secretary		Stephen G. Lear
President and Chief Executive Officer

ATTEST:	NSTS Financial Corporation

By:
Secretary		Stephen G. Lear
President and Chief Executive Officer

EXHIBIT B

FORM OF AGREEMENT OF MERGER BETWEEN
NSTS FINANCIAL CORPORATION AND
 NSTS BANCORP, INC.

AGREEMENT OF MERGER BETWEEN
NSTS FINANCIAL CORPORATION AND
NSTS BANCORP, INC.

THIS AGREEMENT OF MERGER (the “Mid-Tier Merger Agreement”), dated as of ___________, is made by and between NSTS Financial Corporation, a federally-chartered corporation (the “Mid-Tier Holding Company”), and NSTS Bancorp, Inc., a Delaware corporation (the “Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion of North Shore MHC (the “Plan”) unless otherwise defined herein.

This Agreement is intended to be, and is adopted as, a plan of reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

RECITALS:

A.           The Mid-Tier Holding Company is a federally-chartered corporation that owns 100% of the common stock of the Bank.

B.          The Holding Company is a newly-formed Delaware corporation and that has been organized to facilitate the transactions contemplated by this Mid-Tier Merger Agreement.  Prior to the Closing, Holding Company will issue one share of common stock (the “Initial Share”) to the Mid-Tier Holding Company (the “Sole Shareholder”) in exchange for $1.00 for the sole purpose of allowing the Sole Shareholder to approve certain matters to facilitate the organization of the Holding Company.  Prior to the Closing, Initial Share will be redeemed and canceled by the Holding Company in exchange for $1.00.

C.           At least two-thirds of the members of the boards of directors of the Mid-Tier Holding Company and the Holding Company have approved this Mid-Tier Merger Agreement whereby the Mid-Tier Holding Company will be merged with the Holding Company with the Holding Company as the resulting corporation (the “Mid-Tier Merger”), and have authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.            Merger. At and on the Effective Date, as defined below, of the Mid-Tier Merger, the Mid-Tier Holding Company will merge with and into the Holding Company with the Holding Company as the resulting corporation (the “Resulting Corporation”), whereby the Bank will become the wholly-owned subsidiary of the Holding Company. As part of the Mid-Tier Merger, the Qualifying Depositors of the Bank who constructively received liquidation interests in the Mid-Tier Holding Company will exchange the liquidation interests in the Mid-Tier Holding Company that they constructively received in the MHC Merger for an interest in the Liquidation Account.

2.            Effective Date.  The Mid-Tier Merger shall not be effective until and unless the Plan is approved by the Federal Reserve after approval by a majority of the votes eligible to becast by Voting Members. The Mid-Tier Merger will be effective upon the filing of Certificates of Merger with the Secretary of State of Delaware and the Federal Reserve, with respect to the Mid-Tier Merger or upon such later date and time as specified in such Certificates of Merger (the “Effective Date”).  In no event shall the Mid-Tier Merger be effective until after the effective time of the merger of North Shore MHC, a federally-chartered mutual holding company with and into the Mid-Tier Holding Company. Approval of the Plan by the Voting Members shall constitute approval of the Mid-Tier Merger Agreement by the Voting Members in their capacity as stakeholders of North Shore MHC.

3.            Name. The name of the Resulting Corporation shall be NSTS Bancorp, Inc.

4.            Offices.  The main office of the Resulting Corporation shall be 700 South Lewis Avenue, Waukegan, Illinois.

5.            Directors and Officers. The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

6.           Rights and Duties of the Resulting Corporation. At the Effective Date, the Mid-Tier Holding Company shall merge with the Holding Company, with the Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a Delaware corporation as provided in its Certificate of Incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the Mid-Tier Merger without any deed or other document of transfer.  The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Holding Company immediately prior to the Mid-Tier Merger. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Holding Company immediately prior to the Mid-Tier Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Holding Company. The stockholders of the Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation. All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Holding Company shall be preserved and shall not be released or impaired.

7.            Rights of Stockholders. At the Effective Date, the Qualifying Depositors immediately prior to the Conversion will exchange the liquidation rights in the Mid-Tier Holding Company that they constructively received in the MHC Merger for interests in the Liquidation Account.

8.            Bank Liquidation Account and Subscription Rights.  Immediately after completion of the Mid-Tier Merger, the Holding Company will issue to Qualifying Depositors of the Bank interests in the Bank Liquidation Account and the issuance of the Subscription Rights to Participants will be effectuated as set forth in Sections 8 through 11 of the Plan.  Such liquidation account shall be established and maintained consistent with the description of the Liquidation Account set forth in Section 19 of the Plan, mutatis mutandis.

9.            Other Terms. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Mid-Tier Merger Agreement and the Conversion.

IN WITNESS WHEREOF, the Mid-Tier Holding Company and the Holding Company have caused this Mid-Tier Merger Agreement to be executed as of the date first above written.

ATTEST:	NSTS Financial Corporation

By:
Secretary		Stephen G. Lear
President and Chief Executive Officer

ATTEST:	NSTS Bancorp, Inc.
(a Delaware corporation)

By:
Secretary		Stephen G. Lear
President and Chief Executive Officer